Exhibit 99.1

Alteryx Appoints Dean Darwin as Chief Revenue Officer

Former Palo Alto Networks and F5 Executive Joins Alteryx to Lead Global Go-to-Market Organization

Updates Q4 and Full Year 2020 Outlook; Financial Results to be Released February 9

IRVINE, Calif.—Jan. 4, 2021—Alteryx, Inc. (NYSE: AYX), a leader in analytic process automation (APA), today announced that Dean Darwin has joined the company as chief revenue officer (CRO). Darwin will report directly to Mark Anderson, chief executive officer (CEO), and lead the global go-to-market (GTM) organization, including worldwide sales, channels and all industry-specific GTM initiatives. Darwin will also be responsible for driving Alteryx’s next phase of growth, leveraging Alteryx’s strategic alliance partners, which include global system integrators, technology partners and cloud providers.

“I am excited to welcome Dean to the Alteryx executive team. His proven track record leading and scaling world-class global GTM organizations, coupled with building high-growth cloud businesses is impressive,” said Anderson. “Dean brings a breadth of experience relevant to our strategic growth priorities, and I look forward to partnering with him as we continue to serve our customers and partners globally.”

Darwin previously served as the senior vice president and general manager at Palo Alto Networks, a leading cybersecurity company, where he was responsible for the creation and leadership of the Prisma Business Unit, a strategic, cloud-focused initiative and growth engine for the company. Before Palo Alto Networks, Dean held several senior executive positions at F5 Networks, an applications and security delivery company, where he led both the marketing and channels organizations that were instrumental in significant revenue growth during his tenure.

“I am honored to join a company leading in analytics, data science and integrated process automation, a category we call analytic process automation, or APA,” said Darwin. “Organizations around the globe rely on Alteryx to accelerate digital transformation, converge analytics into one unified automation platform and speed the delivery of business outcomes. I look forward to playing an integral role in Alteryx’s continued growth and bringing my experience to this high-caliber team, our customers across 90 countries and our worldwide channel partners.”

The company also announced that Scott Jones, who previously held the position of president and CRO, is leaving the company to pursue outside opportunities. Jones will transition his responsibilities to Darwin this month.

Anderson continued, “On behalf of the entire Alteryx team, I’d like to extend my gratitude to Scott for his impact on our people, our customers and our investors during the last four years. He was instrumental in driving our GTM capabilities and positioning us for success in our next phase of growth. We wish him much success as he embarks on his future endeavors.”

Updated Fourth Quarter and Full Year 2020 Financial Outlook

Fourth Quarter 2020 Outlook

•

Revenue for the fourth quarter ended December 31, 2020 is now expected to be in the range of $155.0 million to $158.0 million, representing a year-over-year change of (1.0)% to 1.0%, ahead of the previously issued guidance of $146.0 million to $150.0 million.

Full Year 2020 Outlook

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Revenue for the full year ended December 31, 2020 is now expected to be in the range of $490.0 million to $493.0 million, representing 17% to 18% year-over-year growth, ahead of the previously issued guidance of $481.0 million to $485.0 million.

•	ARR is expected to be in the range of $492.0 to $495.0 million as of December 31, 2020, representing 32% to 33% year-over-year growth, compared to the previously issued guidance of $500 million.

This updated financial outlook is based on information available to Alteryx as of the date of this release and is subject to the completion of its quarterly and annual financial closing procedures and review by Alteryx’s independent registered public accounting firm.

Alteryx expects to report its fourth quarter and full year 2020 financial results and host a conference call to discuss these results after the U.S. financial markets close on Tuesday, February 9, 2021.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, including statements with respect to our revenue, ARR and financial guidance for the fourth quarter and full year 2020, our ability to continue to accelerate growth and create value, the market opportunity for our products and services, the impacts of the CRO transition, and other future events. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including, but not limited to: risks and uncertainties associated with the COVID-19 pandemic; our ability to effectively transition our chief revenue officer position; our ability to manage our growth effectively; our ability to manage our talent base, particularly our sales force and software engineers, and increase their productivity; our history of losses; the rate of growth in the market for analytics products and services; our dependence on our software platform for substantially all of our revenue; our ability to attract new customers and expand sales to existing customers; our ability to develop and release product and service enhancements and new products and services to respond to rapid technological change in a timely and cost-effective manner; intense and increasing competition in our market; our ability to develop, maintain, and enhance our brand and reputation cost-effectively; our ability to establish and maintain successful relationships with our channel partners; our dependence on technology and data licensed to us by third parties; risks associated with our international operations; litigation, and related costs; security breaches; and other general market, political, economic, and business conditions.

Additional risks and uncertainties that could affect our financial results are included under the caption “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are available on the “Investor Relations” page of our website at https://investor.alteryx.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Annual Report on Form 10-K for the year ended December 31, 2020. All forward-looking statements contained herein are based on information available to us as of the date hereof and we do not assume any obligation to update these statements as a result of new information or future events.

About Alteryx, Inc.

As a leader in analytic process automation (APA), Alteryx unifies analytics, data science and business process automation in one, end-to-end platform to accelerate digital transformation. Organizations of all sizes, all over the world, rely on the Alteryx Analytic Process Automation Platform to deliver high-impact business outcomes and the rapid upskilling of their modern workforce. For more information visit www.alteryx.com.

Alteryx is a registered trademark of Alteryx, Inc. All other product and brand names may be trademarks or registered trademarks of their respective owners.

Media Contact

Alteryx, Inc.

Rachel Shatz

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Investor Contact

Alteryx, Inc.

Elena Carr

ir@alteryx.com